UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

______________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported)	February 12, 2014

Park Electrochemical Corp.
(Exact Name of Registrant as Specified in Charter)

New York	1-4415	11-1734643
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

48 South Service Road, Melville,	New York	11747
(Address of Principal Executive Offices)		(Zip Code)

Registrant's telephone number, including area code	(631) 465-3600

Not Applicable
Former Name or Former Address, if Changed Since Last Report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

   [   ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

   [   ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

   [   ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

   [   ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On February 12, 2014, Park Electrochemical Corp. (the “Company”) entered into a four-year revolving credit facility agreement with PNC Bank, National Association. The credit facility agreement provides for loans of up to $104 million to the Company and letters of credit up to $2 million for the account of the Company and, subject to the terms and conditions of the agreement, an interest rate on the outstanding loan balance of LIBOR plus 1.10%. Other interest rate options are available to the Company under the credit agreement. This credit facility agreement replaces the credit facility agreement that the Company entered into with PNC Bank in January 2013 to finance the payment of a special cash dividend in February 2013. The Company intends to use substantially all of the funds borrowed under this new credit facility to finance the payment of the special dividend described in Item 8.01 of this Report and to continue the loan that was provided under the prior credit facility agreement with PNC Bank.

The Company issued a news release on February 13, 2014, filed as Exhibit 99.1 to this Report, announcing the revolving credit agreement and a news release on January 21, 2014, filed as Exhibit 99.1 to the Company’s Form 8-K Current Report dated January 20, 2014, announcing the special cash dividend described in Item 8.01 of this Report.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

(a) The information set forth in Item 1.01 of this Report is incorporated by reference in this Item 2.03(a).

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) In order to prevent the special cash dividend described in Item 8.01 of this Report from diluting the rights of the holders, including named executive officers and directors, of outstanding stock options under the Company’s 2002 Stock Option Plan, the Company’s only stock-based compensation plan, the Board of Directors approved a reduction in the exercise price of affected options to preserve the intrinsic value of the options. Effective on the ex-dividend date for the special dividend as determined by the New York Stock Exchange, which was February 7, 2014, the option exercise prices of all outstanding options under the Park Electrochemical Corp. 2002 Stock Option Plan were adjusted to be an amount that is $2.50 per share less than the option exercise prices on the immediately preceding date.

Item 8.01.	Other Events.

As reported in the Company’s Form 8-K Current Report dated January 20, 2014, on January 20, 2014, the Board of Directors of the Company declared a special cash dividend of $2.50 per share payable February 25, 2014 to shareholders of record at the close of business on February 11, 2014.

The Company intends to use a substantial portion of the funds borrowed under the credit facility described in Item 1.01 of this Report to finance the payment of the special dividend.

The Company expects that this dividend will not be treated as a taxable dividend for Federal income tax purposes. As explained in the Company’s December 17, 2013 announcement of its regular cash dividend payable February 3, 2014 to holders of record on January 3, 2014, the Company’s cash dividends are treated as taxable dividends to the extent of the Company’s current or accumulated earnings and profits in the United States (computed using U.S. Federal income tax principles), with any amount in excess of such current or accumulated earnings and profits treated as a non-taxable return of capital, to the extent of the shareholder’s adjusted tax basis in the holder’s shares, and with any amount in excess of such current or accumulated earnings and profits and the holder’s adjusted tax basis treated as a capital gain. Distributions treated as returns of capital generally reduce the basis in the shares on which the distributions were made, unless the basis is lower than the amount of the distributions in which case the amount by which the distributions exceed the basis is capital gain. As a result, this special dividend will be treated as a long-term capital gain for shareholders with zero-basis stock (including zero-basis founders’ stock), and such shareholders will not be able to treat this dividend as a non-taxable return of capital for Federal income tax purposes.

The Company issued a news release on January 21, 2014, filed as Exhibit 99.1 to the Company’s Form 8-K Current Report dated January 20, 2014, announcing the special cash dividend and a news release on February 13, 2014, filed as Exhibit 99.1 to this Report, announcing the revolving credit agreement described in Item 1.01 of this Report.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

99.1 News Release dated February 13, 2014.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PARK ELECTROCHEMICAL CORP.

Date: February 19, 2014	By:	/s/ Stephen E. Gilhuley
	Name:	Stephen E. Gilhuley
	Title:	Executive Vice President- Administration and Secretary

EXHIBIT INDEX

Number Exhibit	Description	Page

99.1	News Release dated February 13, 2014	6